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                                                                    EXHIBIT 4.2


                             TWELFTH AMENDMENT TO
                           AVERY DENNISON CORPORATION
                             EMPLOYEE SAVINGS PLAN


          Avery International Corporation, a corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors adopted on November 18, 1982, adopted the most recent previous restatement of Avery International Employee Savings Plan (the "Plan") for the exclusive benefit of its eligible Employees, effective as of January 1, 1982. The Plan was amended in October, 1985, August 12, 1986, June 25, 1987, January 6, 1988, November 28, 1989, May 31, 1990, October 26, 1990.

          On October 16, 1990, pursuant to a corporate acquisition, Avery International Corporation changed its name to Avery Dennison Corporation. The Plan was amended on December 20, 1990 to change the name of the Plan to reflect this name change and subsequently on May 6, 1991, February 16, 1993 and July 2, 1993.

          The Plan was originally adopted on November 30, 1953 under the name "Stock Bonus and Retirement Plan for the Employees of Avery Adhesive Label Corp." and amended fourteen times through January 25, 1974. Effective December 1, 1976, the Company restated the Plan and renamed it "Avery International Employee Savings Plan." The Plan was amended on September 28, 1978 and June 28, 1979 prior to its most recent previous restatement (pursuant to which numbering of amendments began again with the "first" amendment).

          In order to amend the Plan in certain respects, this amendment to the Plan shall be effective as provided below. This amendment to the Plan, together with the Eleventh Amendment, constitutes the entire Plan as amended to date.

          1. Effective as of December 1, 1994, Section 1.19(a) of the Plan is hereby amended to read in its entirely as follows:

               (a) 'Compensation' of a Participant for any Plan Year shall mean his Statutory Compensation for such Plan Year

                    (i) and including amounts not includable in gross income by reason of Code Sections 125 (cafeteria plans), 402(e)(3) (401(k) plans), 402(h) or 403(b),

                   (ii) and excluding all reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, any awards pursuant to the Key Executive Long-Term
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          Incentive Plan, and welfare benefits (including severance benefits)
          (even if includable in gross income),

     but in no event greater than $150,000 (adjusted for increases in the cost of living described in Code Section 401(a)(17) and, if the Plan Year is less than twelve months, such limit shall be reduced to an amount equal to such limit multiplied by a fraction, the numerator representing the number of months in the Plan Year and the denominator of which is twelve).

          2. Effective as of November 30, 1993, Section 1.51 of the Plan is hereby amended to read in its entirety as follows:

     Section 1.51 - Plan Year
     ------------   ---------

               'Plan Year' shall mean, for periods beginning prior to June 1, 1993, the applicable periods set forth in previously effective amendments to the Plan, for the period beginning June 1, 1993 and ending November 30, 1993, such period and for the period beginning December 1, 1993, December 1 through the last day of the following November.

          3. Effective as of December 1, 1987, the term "Employee" shall be substituted for the term "Participant" in Sections 1.62 and 15.12.

          4. Effective as of October 18, 1989, Section 15.14(b)(ix) of the Plan is hereby amended to read in its entirety as follows:

              (ix) Each such loan shall be secured by the lesser of the amount of the loan or half of the Vested interest in the Borrower's Accounts, including any such portion of a Borrower's Accounts which is credited after the date of the loan. For purposes of Articles XI, XII and XIII, the distributable balance of such Accounts shall be reduced by the unpaid balance of the loan secured by such Accounts.


          Executed at Pasadena, California, this ___ day of ________________, 1993.

                              AVERY DENNISON CORPORATION



                              By_________________________________
                                           Chairman and
                                      Chief Executive Officer

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